Exhibit 99.1

Press Release

For immediate distribution

Breeze-Eastern Reports Fiscal Second Quarter Results

Favorable Product and Customer Mix Drives Increase in Net Earnings per Share

Whippany, New Jersey – October 28, 2015 – Breeze-Eastern Corporation (NYSE:BZC) (“Breeze-Eastern” or the “Company”) today announced financial results for the three and six months ended September 30, 2015.

Highlights

•	Second quarter sales increased 35% year-over-year to $23.9 million

•	Net income for the quarter rose $2.3 million year-over-year to $2.9 million, or $0.29 per diluted share, versus $0.6 million, or $0.06 per diluted share, in the second quarter of fiscal 2015

•	The Company ended the quarter with a strong balance sheet, net cash of $23.8 million, no debt and working capital of $61.9 million

“Breeze-Eastern again achieved strong operating performance this quarter, as the Company continues to strengthen its financial position heading into 2016,” stated Brad Pedersen, President and Chief Executive Officer of Breeze-Eastern Corporation. “Higher new product shipments and spare part sales helped drive top line revenue. The Company’s performance for the first six months of fiscal 2016 reflects favorable timing, product mix, customer mix, solid industry demand, and improved margins.

“We closed the quarter with a strong cash position and are confident that we can deliver solid results in the months ahead. Finally, our environmental remediation programs continue to progress. We are pleased to report that the State of California in late July issued a ‘no further action’ letter for a site related to one of our formerly-owned facilities located in that state. We will continue to address all remaining remediation items as appropriate.”

Sales

For the second quarter ended September 30, 2015, Breeze-Eastern posted sales of $23.9 million, compared with $17.7 million for the fiscal 2015 second quarter, an increase of 35%. Both new product and spare part sales increased, driven in part by the timing of orders.

First-half net sales totaled $43.7 million, an increase of 23% over the same period of fiscal 2015, again reflecting higher product and spare part sales and favorable timing.

Net Income

Net income rose to $2.9 million, or $0.29 per diluted share, in the second quarter of fiscal 2016 from $0.6 million, or $0.06 per diluted share, in the second quarter of fiscal 2015. The improvement in net income year-over-year resulted primarily from higher sales volume, higher margins and lower expenses. Gross margin improved slightly to 40.4% in fiscal 2016 from 39.5% in fiscal 2015. Excluding the executive transition costs of $0.1 million, the costs associated with an internal re-organization of $0.3 million, and the related tax effects, Adjusted Net Income would have been $0.9 million for the second quarter of fiscal 2015, or $0.09 per diluted share.

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – October 28, 2015

Fiscal 2016 Second Quarter Earnings Release

The items excluded from the Adjusted Net Income calculations are listed in the “Reconciliation of Reported Net Income to Adjusted Net Income” schedule found below. Also see “Non-U.S. GAAP Financial Measures” below for more detail regarding our use of Adjusted Net Income which is a non-GAAP financial measure.

First-half net income totaled $5.3 million, an increase of $4.8 million over the corresponding period of fiscal 2015. The gross margin rose significantly (to 42.7% in fiscal 2016 from 35.3% in fiscal 2015) due primarily to a favorable mix of new product and spare parts sales. Operating expenses, down 12% compared with the same period of fiscal 2015, also contributed to the improvement in net income. Excluding the executive transition costs of $0.6 million, the benefit from the environmental reserve reduction of $0.4 million, costs associated with an internal reorganization of $0.3 million, and the related tax effects, Adjusted Net Income for the first half of fiscal 2015 would have been $0.8 million, or $0.08 per diluted share.

Adjusted EBITDA

Adjusted EBITDA (as defined below) for the second quarter of fiscal 2016 amounted to $4.8 million, an increase of $3.3 million versus $1.5 million in the corresponding quarter of fiscal 2015. The year-over-year improvement in Adjusted EBITDA resulted primarily from higher sales volume, higher margins and lower expenses, driven in large part by timing and mix factors. Excluding certain items for the purpose of better comparing operating performance from period to period, Adjusted EBITDA for fiscal 2015 would have been $1.9 million. Excluded items are presented in the “Reconciliation of Reported Net Income to Adjusted EBITDA” schedule found below. Also see “Non-U.S.GAAP Financial Measures” below for more detail regarding our use of Adjusted EBITDA, which is a non-U.S.GAAP financial measure.

First-half fiscal 2016 Adjusted EBITDA totaled $9.1 million, an increase of $7.2 million versus $1.9 million in the corresponding period of fiscal 2015. The improvement in Adjusted EBITDA was attributable to higher volume sales, favorable margins (including the impact of favorable product and customer mix) and lower operating expenses. Excluding certain items for the purpose of better comparing operating performance from period to period, Adjusted EBITDA for fiscal 2015 would have been $2.4 million. Excluded items are presented in the “Reconciliation of Reported Net Income to Adjusted EBITDA” schedule found below.

Selling, General, and Administrative Expenses (SG&A)

SG&A expenses for the second quarter of fiscal 2016 decreased by 11% to $3.3 million, or 14% of sales, versus $3.7 million, or 21 % of sales, for the same period last fiscal year. The second quarter of fiscal 2015 included executive transition costs of $0.1 million.

SG&A for the first six months of fiscal 2016 was $6.6 million as compared with $7.7 million for the corresponding period of fiscal 2015. SG&A expenses incurred during the first six months of fiscal 2015 included executive transition costs of $0.6 million. In addition, a reduction of a $0.4 million environmental liability was also recorded in the fiscal 2015 first quarter following the approval of the final remedial action plan for the Fed Labs Saltsburg, Pennsylvania site, subject to the 2001 Consent order.

Bookings

Bookings in the second quarter of fiscal 2016 amounted to $39.1 million, versus $24.2 million in the fiscal 2015 second quarter. Bookings for the first six months of fiscal 2016 totaled $52.9 million compared with $42.7 million during the same period of fiscal 2015. The increase versus the prior fiscal year is attributable to timing of different government orders.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern today, Wednesday, October 28, 2015 with the following numbers:  (855) 875-7965 or (720) 634-2924 for international and passcode 58435711.

We are pleased to introduce a mobile phone and tablet friendly Investor Relations site.  Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

About Breeze-Eastern Corporation

Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems.  The Company employs approximately 172 people at its facility in Whippany, New Jersey and in Fredericksburg, Virginia.

Breeze-Eastern Corporation – October 28, 2015

Fiscal 2016 Second Quarter Earnings Release

Non–U.S. GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance.  Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company's industry to evaluate performance and valuation.  The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under U.S. GAAP.  Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company's cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company's debt, and (iii) it does not reflect changes in, or cash requirements for, the Company's working capital.  Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above.  Accordingly, the Company focuses primarily on its U.S. GAAP results and uses Adjusted EBITDA only supplementally.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable U.S. GAAP measure, for the three and six month periods ended September 30, 2015 and September 30, 2014 is shown in the tables below.

In addition to disclosing financial results that are determined in accordance with Accounting Principles Generally Accepted in the United States of America (“U.S. GAAP”), we also disclose comparisons to non-U.S. GAAP financial measures for net income excluding executive transition costs, the environmental reserve reduction and internal re-organization expenses (“Adjusted Net Income”). The presentation of non-U.S. GAAP financial measures is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our expenses and operating performance. We believe excluding the costs and benefits from certain transactions not considered by management to be part of the underlying operating business of the Company improves comparability of results among financial periods and the assessment of financial and business trends. It should be noted that the determination of whether to exclude a transaction involves judgment by management.  A reconciliation of Adjusted Net Income to net income, the most directly comparable U.S. GAAP measure, for the three and six month periods ended September 30, 2015 and September 30, 2014 is shown in the tables below.

Non-U.S. GAAP financial measures, including Adjusted Net Income, should not be viewed in isolation, are not a substitute for U.S. GAAP measures, and have limitations which include but are not limited to, excluding certain disclosed items which we do not consider to be representative of underlying business operations, but which disclosed items represent costs (benefits) to the Company.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-U.S. GAAP financial measures by using them only to supplement our U.S. GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses or receive benefits similar to those excluded in this presentation in the future.

For information contact:          Chris Witty

   Breeze-Eastern Investor Relations

Phone:  646-438-9385

Email: cwitty@darrowir.com

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, unforeseen subsequent developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission ("SEC") filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2015. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – October 28, 2015

Fiscal 2016 Second Quarter Earnings Release

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/30/15	9/30/14	9/30/15	9/30/14

Net sales	$ 23,897	$ 17,671	$ 43,692	$ 35,590
Cost of sales	14,250	10,686	25,019	23,039
Gross profit	9,647	6,985	18,673	12,551

Selling, general, and administrative expenses	3,311	3,707	6,627	7,668
Engineering expense	1,915	2,221	3,742	4,046
Operating income	4,421	1,057	8,304	837

Interest expense	8	8	16	16
Other expense-net	26	33	94	62
Income before income taxes	4,387	1,016	8,194	759

Provision for income taxes	1,464	376	2,885	281
Net income	$ 2,923	$ 640	$ 5,309	$ 478

Basic earnings per share:	$ 0.30	$ 0.07	$ 0.54	$ 0.05
Diluted earnings per share:	$ 0.29	$ 0.06	$ 0.53	$ 0.05

Weighted average basic shares	9,876,000	9,766,000	9,859,000	9,741,000
Weighted average diluted shares	10,177,000	9,962,000	10,094,000	9,937,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	9/30/15	3/31/15

Cash	$ 23,809	$ 22,806
Other current assets	53,439	51,935
Total current assets	77,248	74,741
Fixed assets – net	5,811	5,698
Other assets	16,808	16,539
Total assets	$ 99,867	$ 96,978

Current portion of long-term debt and short term borrowings	$ -	$ -
Other current liabilities	15,386	18,267
Total current liabilities	15,386	18,267
Long-term debt	-	-
Other non-current liabilities	10,981	11,596
Stockholders' equity	73,500	67,115
Total liabilities and stockholders' equity	$ 99,867	$ 96,978

Breeze-Eastern Corporation – October 28, 2015

Fiscal 2016 Second Quarter Earnings Release

Reconciliation of Reported Net Income to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Six Months Ended
	9/30/15	9/30/14	9/30/15	9/30/14

Net sales	$ 23,897	$ 17,671	$ 43,692	$ 35,590
Cost of sales	14,250	10,686	25,019	23,039
Gross profit	9,647	6,985	18,673	12,551

Selling, general and administrative expenses	3,311	3,707	6,627	7,668
Engineering expense	1,915	2,221	3,742	4,046
Operating income	4,421	1,057	8,304	837

Add back: Depreciation and amortization	405	491	799	1,078
Adjusted EBITDA	$ 4,826	$ 1,548	$ 9,103	$ 1,915

Net income	$ 2,923	$ 640	$ 5,309	$ 478
Income tax provision	1,464	376	2,885	281
Depreciation and amortization	405	491	799	1,078
Interest expense	8	8	16	16
Other expense-net	26	33	94	62
Adjusted EBITDA	$ 4,826	$ 1,548	$ 9,103	$ 1,915

Executive transition costs	-	59	-	593
Environmental reserve reduction	-	-	-	(412)
Internal re-organization expenses	-	288	-	288
Adjusted EBITDA with excluded items	$ 4,826	$ 1,895	$ 9,103	$ 2,384

Breeze-Eastern Corporation – October 28, 2015

Fiscal 2016 Second Quarter Earnings Release

Reconciliation of Reported Net Income to Adjusted Net Income

(In Thousands of Dollars)

	Three Months Ended		Six Months Ended
	9/30/15	9/30/14	9/30/15	9/30/14

Income before income taxes	$ 4,387	$ 1,016	$ 8,194	$ 759
Executive transition costs	-	59	-	593
Environmental reserve reduction	-	-	-	(412)
Internal re-organization expenses	-	288	-	288

Adjusted income before income taxes	4,387	1,363	8,194	1,228
Income tax provision (a)	1,464	504	2,885	454
Adjusted Net Income	$ 2,923	$ 859	$ 5,309	$ 774

Adjusted earnings per common share:
Adjusted diluted net income per share	$ 0.29	$ 0.09	$ 0.53	$ 0.08

Weighted-average diluted shares outstanding	10,177,000	9,962,000	10,094,000	9,937,000

(a)

Using the effective tax rate of 33.4% and 35.2%, respectively, for the three and six month periods ending September 30, 2015 and 37.0% for both the three and six month periods ending September 30, 2014.

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